This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-14771

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2001

    PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 18, 1996

                                  $150,000,000

                                     [LOGO]

                                  ECOLAB INC.

                         % Notes due            , 2011

                                  -----------

    We will pay interest on the notes each           and           . The first
interest payment will be made on           , 2001. We may redeem the notes at
any time prior to maturity. There is no sinking fund for the notes.

                                                                   UNDERWRITING
                                                PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                PUBLIC(1)           COMMISSIONS        ECOLAB INC.(1)
                                           -------------------  -------------------  -------------------
Per Note.................................           %                    %                    %
Total....................................           $                    $                    $

(1)  Plus accrued interest, if any, from              , 2001.

    Delivery of the notes in book-entry form only will be made on or about
          , 2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

          JP MORGAN

                     BANC OF AMERICA SECURITIES LLC

                                SALOMON SMITH BARNEY

          The date of this prospectus supplement is           , 2001.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
         PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS.............   S-3
AVAILABLE INFORMATION..................   S-3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................   S-3
THE COMPANY............................   S-4
RECENT DEVELOPMENTS....................   S-6
USE OF PROCEEDS........................   S-6
CAPITALIZATION.........................   S-7
SELECTED CONSOLIDATED FINANCIAL DATA...   S-8
RATIO OF EARNINGS TO FIXED CHARGES.....   S-8
DESCRIPTION OF THE NOTES...............   S-9
UNDERWRITING...........................  S-13
NOTICE TO CANADIAN RESIDENTS...........  S-14
LEGAL OPINIONS.........................  S-15
EXPERTS................................  S-15

              PROSPECTUS
AVAILABLE INFORMATION..................     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................     3
THE COMPANY............................     4
USE OF PROCEEDS........................     4
RATIOS OF EARNINGS TO FIXED CHARGES....     4
DESCRIPTION OF DEBT SECURITIES.........     5
PLAN OF DISTRIBUTION...................    16
VALIDITY OF DEBT SECURITIES............    18
EXPERTS................................    18

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements regarding our future performance which may include anticipated financial performance, business prospects, prospects for international growth, investments in the sales and service force, the impact of legislation and environmental compliance, the effect of litigation, production capability, share repurchases, the effect of new accounting pronouncements and similar matters. Without limiting the foregoing, words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "we believe," "estimate," "project" (including the negative or variations thereof) or similar terminology, generally identify forward-looking statements.

    Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. You should not place undue reliance on forward-looking statements, which speak only as of the date made. The reports we file with the Securities and Exchange Commission (the "SEC"), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that are incorporated herein by reference, discuss important factors which could affect our financial performance and could cause our actual results for future periods to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These factors should be considered, together with any similar risk factors or other cautionary language accompanying the forward-looking statements.

                             AVAILABLE INFORMATION

    The following paragraph supersedes the first paragraph under the heading "Available Information" in the accompanying prospectus:

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following information supersedes the last sentence under the heading "Incorporation of Certain Documents by Reference" in the accompanying prospectus:

    We will provide, free of charge, a copy of any or all of the information that has been incorporated herein by reference upon written or oral request to:

                               Kenneth A. Iverson
                          Vice President and Secretary
                                  Ecolab Inc.
                                 Ecolab Center
                            370 North Wabasha Street
                          Saint Paul, Minnesota 55102
                                 (651) 293-2125

                                  THE COMPANY

    As used in this prospectus supplement and the accompanying prospectus, except as otherwise stated or as the context otherwise requires, references to "us," "we," "our" and "Ecolab" mean Ecolab Inc., together with its consolidated subsidiaries.

    Our principal executive offices are located at 370 Wabasha Street North, St. Paul, Minnesota 55102-1390; our telephone number is (651) 293-2233; and our Internet address is www.ecolab.com. Information contained on our Internet world wide web site or any other Internet world wide web site is not part of this prospectus supplement or the accompanying prospectus.

    Incorporated in Delaware on February 18, 1924, Ecolab is a leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for hospitality, institutional and industrial markets. Customers include hotels and restaurants; foodservice, healthcare and educational facilities; quickservice (fast-food) units; commercial laundries; light industry; dairy plants and farms; and food and beverage processors. Ecolab provides customized products, equipment and programs backed by one of the industry's largest and best-trained sales-and-service force.

    In Europe, Ecolab reaches customers through a 50-50 joint venture with Henkel KGaA. Founded in 1991, the Henkel-Ecolab joint venture meets the cleaning and sanitizing needs of the European institutional and food and beverage markets. The joint venture is headquartered in Dusseldorf, Germany. On
December 7, 2000, Ecolab announced that it has agreed to combine into its operations the remaining 50% of the Henkel-Ecolab joint venture now owned by Henkel. See "Recent Developments."

    Our "Circle the Customer--Circle the Globe" strategy, is focused on meeting our customers' cleaning and sanitizing needs around the world. We accomplish this through our ten operating divisions:

    - Institutional

    - Food and Beverage

    - Kay

    - Pest Elimination

    - Professional Products

    - GCS Services

    - Textile Care

    - Vehicle Care

    - Water Care Services

    - International

INSTITUTIONAL

    The Institutional division provides detergents and sanitizers for warewashing and on-premise laundry for the foodservice, institutional and hospitality industries. Institutional is always in search of ways to provide better results and cost savings to our customers through innovative solutions and services. The division's customers cover the spectrum from large public chains to small private businesses.

    Institutional provides warewashing systems supported by unique products and services that clean and sanitize dishware, glasses and utensils. Warewashing products include detergents, rinse additives and presoaks. These products provide optimal cleaning and sanitizing results while promoting employee and environmental safety. Institutional is also a supplier of on-premise laundry products and dispensing equipment, typically to large restaurants, hotels, nursing homes and hospitals that launder their own uniforms and table linen. The division also offers specialty products to meet our customer's kitchen and housekeeping cleaning needs, leases warewashing equipment under the Ecotemp line and sells kitchen equipment and accessories, such as dish racks, through its Raburn line.

FOOD AND BEVERAGE

    The Food and Beverage division provides Ecolab's cleaning and sanitizing expertise to the food and beverage industry, serving the dairy, agribusiness, beverage and brewery and food processing markets. Food and Beverage provides its customers with premium detergents, cleaners, sanitizers and conveyor lubricants to ensure the safe preparation of food. It also designs, manufactures, and supplies controlled dispensing equipment that enhance cleaning and sanitizing results.

KAY

    Kay is a leading supplier of cleaning and sanitizing products and services to quick-service restaurant chains and food retail operators, such as supermarkets and convenience stores. As with other divisions of Ecolab, Kay not only provides cleaning and sanitizing products for its customers, but also provides unique customized cleaning and sanitizing solutions. The Kay division provides customers with education and training on sanitizing standards and practices, which is vital to an industry with a work force with high levels of turnover.

PEST ELIMINATION

    Ecolab formed the Pest Elimination division in 1984 to capitalize on the strength of the Institutional division. This marked the commencement of our strategy of "circling the customer" with complementary offerings that meet all of a customer's cleaning and sanitizing needs. The approximately 1,400 sales and service associates in the Pest Elimination Division make more than one million service calls per year.

PROFESSIONAL PRODUCTS

    The Professional Products division provides products for cleaning and infection prevention, such as hand soaps and lotions, surface cleaners, disinfectants, floor care and odor control products. Ecolab has focused on developing and marketing janitorial and infection prevention products to the health care, education, building service, contractor, retail and industrial markets.

GCS SERVICES

    GCS Services is an independent nationwide provider of commercial kitchen equipment repair services and maintenance contracts serving the hospitality and institutional markets. GCS emphasizes preventative maintenance contracts with its customers, thereby enhancing and prolonging the useful life of the customer's kitchen equipment.

TEXTILE CARE

    The Textile Care division provides customized laundry wash programs that include products, dispenser systems, customer services and technical support for larger capacity operations. Markets served include hotels, shirt laundries, hospitals and commercial laundries.

VEHICLE CARE

    The Vehicle Care division provides cleaning products and equipment solutions to the car, fleet and truck-washing markets--markets that are complementary to Ecolab's Institutional and Food and Beverage divisions. With the acquisition of Grace-Lee Products in 1997 and Blue Coral Systems in 1999, Ecolab became a market leader in the car wash market.

WATER CARE SERVICES

    The Water Care Services division provides products and water treatment programs that are designed to prevent corrosion and scale from forming in water systems. Ecolab started providing water care services to its customers in 1993. The market for the Water Care Services division services consists primarily of facilities such as food plants, hotels, cruise ships, hospitals and office buildings that use boilers, chillers and cooling towers in the regulation of a building's environment or to provide potable water systems.

INTERNATIONAL

    Ecolab directly operates and sells its products in the Asia-Pacific region, Central America, South America, Africa and Canada. Our International division offers products that are similar to those offered in the United States, but also customizes products and services to meet the unique needs of our international customers. Serving our customers around the world is a cornerstone of our "Circle the Customer--Circle the Globe" strategy.

                              RECENT DEVELOPMENTS

    On December 7, 2000, Ecolab announced that it has agreed to combine into its operations the remaining 50% of the Henkel-Ecolab joint venture now owned by its partner, Henkel KGaA of Dusseldorf, Germany. The transaction is scheduled to close January 2, 2002, subject to regulatory approvals in various jurisdictions and customary closing conditions.

    Under the agreement, Ecolab will pay Henkel approximately 11 times Henkel's 50% share of the joint venture's average operating income before interest, taxes and certain other expenses for the years 2000 and 2001. The transaction will be effected in either cash or Ecolab stock, at Henkel's option. Based on current estimates, the consideration would range from approximately 520 million euros to approximately 560 million euros, equal to $487 million to $525 million at current exchange rates. If Henkel chooses to receive Ecolab stock, the shares will be valued at $41.06 per share, but the actual number of shares Henkel receives will not exceed approximately 13.2 million shares or be less than approximately 9.3 million shares. Henkel owned 32.2 million, or approximately 25%, of Ecolab's outstanding shares on November 30, 2000.

    As part of the transaction, the stockholder agreement between Ecolab and Henkel will be amended and extended. The amended stockholder agreement will provide, among other things, that Henkel is permitted to increase its ownership in Ecolab to 35%. Henkel will remain entitled to proportionate representation on Ecolab's Board of Directors.

                                USE OF PROCEEDS

    The net proceeds from the sale of the notes, after deducting underwriting discounts and commissions and estimated fees and expenses, are expected to be
approximately $    million and will be used to reduce our outstanding commercial paper and for general corporate purposes. Pending the use of proceeds, we may invest the net proceeds temporarily in marketable securities. As of September 30, 2000, our commercial paper outstanding had a weighted average effective cost of approximately 6.7% per year. We issued the commercial paper to finance acquisitions and share repurchases and for general corporate purposes.

                                 CAPITALIZATION

    The following table shows our consolidated capitalization as of September 30, 2000 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds." The table should be read together with the consolidated financial statements, notes and other financial information we are incorporating by reference.

                                                                 SEPTEMBER 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Short-term debt
  Notes payable.............................................  $  219,223   $   70,526
  Long-term debt, current maturities........................      15,087       15,087
                                                              ----------   ----------
  Total short-term debt.....................................     234,310       85,613
                                                              ----------   ----------
Long-term debt
  7.19% notes, due 2006.....................................      75,000       75,000
  9.68% notes, due 1995-2001................................      14,286       14,286
  6.00% medium term notes, due 2001.........................      57,600       57,600
     % notes, due     , 2011, offered hereby................          --      150,000
  Other.....................................................      14,831       14,831
                                                              ----------   ----------
  Total long-term debt......................................     161,717      311,717
                                                              ----------   ----------
Total debt..................................................  $  396,027   $  397,330
                                                              ==========   ==========
Shareholders' equity
  Common stock (par value of $1.00 per share; shares
    outstanding 127,079)....................................  $  147,043   $  147,043
  Additional paid-in capital................................     258,974      258,974
  Retained earnings.........................................     861,696      861,696
  Deferred compensation.....................................      (9,265)      (9,265)
  Accumulated other comprehensive income:
    translation.............................................     (78,771)     (78,771)
  Treasury stock............................................    (434,465)    (434,465)
                                                              ----------   ----------
  Total shareholders' equity................................  $  745,212   $  745,212
                                                              ==========   ==========
Total capitalization........................................  $1,141,239   $1,142,542
                                                              ==========   ==========

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                   NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                               --------------------------------------------------------------   -----------------------
                                  1999         1998         1997         1996         1995         2000         1999
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                      (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
  Net sales..................  $2,080,012   $1,888,226   $1,640,352   $1,490,009   $1,340,881   $1,697,637   $1,564,231
  Operating income...........     289,951      261,980      218,504      185,317      162,686      249,049      221,860
  Income from continuing
    operations...............     175,786      154,506      133,955      113,185       99,189      151,359      133,443
  Net income.................     175,786      192,506      133,955      113,185       99,189      151,359      133,443

Diluted Income Per Common
  Share:
  Income from continuing
    operations...............  $     1.31   $     1.15   $     1.00   $     0.85   $     0.73   $     1.14   $     0.99
  Net income.................        1.31         1.44         1.00         0.85         0.73         1.14         0.99

Diluted weighted-average
  common shares
  outstanding................     134,419      134,047      133,822      132,817      134,956      132,534      134,569

Balance Sheet Data:
  Current assets.............  $  577,321   $  503,514   $  509,501   $  435,507   $  358,072   $  644,608   $  577,321
  Total assets...............   1,585,946    1,470,995    1,416,299    1,208,409    1,060,880    1,724,379    1,585,946
  Current liabilities........     470,674      399,791      404,464      327,771      310,538      634,737      470,674
  Total debt.................     281,074      295,032      308,268      176,292      161,049      396,027      281,074
  Long-term debt.............     169,014      227,041      259,384      148,683       89,402      161,717      169,014
  Shareholders' equity.......     762,016      690,541      551,701      519,963      456,658      745,212      762,016

Cash Flow Data:
  Cash provided by operating
    activities...............  $  293,494   $  235,642   $  235,098   $  254,269   $  166,463   $  236,043   $  198,961
  Cash dividends declared per
    common share.............       0.435         0.39        0.335         0.29       0.2575         0.36        0.315

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                                        YEAR ENDED DECEMBER 31,
                              ----------------------------------------------------------------------------
                                1999             1998             1997             1996             1995
                              --------         --------         --------         --------         --------
                                 7.98             7.42             8.52             7.07             6.89

                           NINE MONTHS ENDED
                             SEPTEMBER 30,
                       -------------------------
                         2000             1999
                       --------         --------
                          8.68             8.38

    The ratios of earnings to fixed charges were computed by dividing earnings before fixed charges by fixed charges. Earnings consist of income from continuing operations before income taxes and equity in earnings of Henkel-Ecolab, plus cash royalties and dividends received from Henkel-Ecolab and fixed charges. Fixed charges consist of interest expense plus the estimated interest portion of rent expense.

                            DESCRIPTION OF THE NOTES

GENERAL

    The following description of the terms of the   % Notes due       , 2011
(the "Notes") offered hereby supplements and modifies the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. As used in this description of the notes, "us," "we," "our" and "Ecolab" refer to Ecolab Inc. only.

    The Notes will be issued under the Amended and Restated Indenture dated as of January 9, 2001 (the "Indenture") between us and Bank One, National Association (f/k/a The First National Bank of Chicago), as Trustee (the "Trustee"), which indenture amends and restates the Indenture dated November 1, 1996 between us and the Trustee.

    The Notes are initially being offered in the aggregate principal amount of $150 million. We may, without the consent of the holders of the Notes, issue additional notes in the future, on the same terms and conditions and with the same CUSIP number as the Notes being offered hereby. The Notes will bear
interest at the rate of   % per year from       , 2001, payable semiannually on
each             and             to the holders of record on             and
            immediately before the interest payment date. The first interest
payment will be made on       , 2001. Interest on the Notes will be paid on the
basis of a 360-day year comprised of twelve 30-day months. The Notes will mature
on             . The Notes are subject to redemption prior to maturity as described below, but are not entitled to the benefit of any sinking fund.

    The indebtedness evidenced by the Notes will be unsecured senior indebtedness and will rank PARI PASSU in right of payment with all of our existing and future senior indebtedness.

    For additional important information on the Notes, see "Description of Debt Securities" in the accompanying prospectus. That information includes:

    - additional information on the terms of the Notes;

    - general information on the Indenture and the Trustee, except as modified herein; and

    - additional information with respect to the delivery of the Notes in book-entry form.

OPTIONAL REDEMPTION

    The Notes will be redeemable, in whole or in part, at our option at any time, at a redemption price equal to the greater of:

    - 100% of the principal amount of the Notes to be redeemed or

    - the sum of the present values of the Remaining Scheduled Payments (as defined below) on such Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day
      months) at the Treasury Rate (as defined below) plus       basis points;

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

    "Comparable Treasury Price" means, with respect to any redemption date,
(1) the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day before such redemption date, as published in the daily statistical release (or any successor release) by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not available or does not contain such prices on such business day, the arithmetic average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date.

    "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined below) appointed by us.

    "Reference Treasury Dealer" means Credit Suisse First Boston Corporation, Banc of America Securities LLC and their successors; provided, however, that, if Credit Suisse First Boston Corporation or Banc of America Securities LLC ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 5:00 p.m. on the third business day before such redemption date.

    "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal and interest on such Note that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

CERTAIN COVENANTS OF ECOLAB

    The following description supersedes "Certain Covenants of the Company" in the accompanying prospectus.

    LIMITATION ON LIENS ON STOCK OR INDEBTEDNESS OF SIGNIFICANT
SUBSIDIARIES. We will not, nor will we permit any Significant Subsidiary (as defined below) to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind (referred to in this prospectus supplement and accompanying prospectus as a "lien") on any stock or indebtedness, whether owned on the date of the Indenture or thereafter acquired, of any Significant Subsidiary to secure any Obligation (as defined below) of ours (other than the Notes), any subsidiary of ours or any other person without in any such case effectively providing that all the Notes will be directly secured equally and ratably with such Obligation. These restrictions do not apply to:

    - any lien upon stock or indebtedness of a Significant Subsidiary existing at the date of the Indenture;

    - any lien upon stock or indebtedness of any corporation existing at the time it becomes a Significant Subsidiary;

    - any lien existing or created upon stock or indebtedness of a Significant Subsidiary at the time of the acquisition of such stock or indebtedness; and

    - any extensions, renewals or replacements, in whole or in part, of any lien referred to above; provided that the principal amount of the Obligation secured thereby shall not exceed the principal amount of the Obligation so secured at the time of such extension, renewal or replacement; and provided, further, that such lien be limited to all or such part of the stock or indebtedness which secured the lien so extended, renewed or replaced.

    "Obligation" means every obligation for money borrowed and every obligation evidenced by a bond, note, debenture or other similar instrument.

    "Significant Subsidiary" means (1) any subsidiary of Ecolab which had total assets that constituted at least 10% of our total assets on a consolidated basis determined as of the date of our most recent quarterly consolidated balance sheet or (2) any subsidiary of Ecolab which had net sales for the three-month period ending on the date of the most recent quarterly consolidated statement of income that constituted at least 10% of our net sales on a consolidated basis for such period.

EVENTS OF DEFAULT

    The following description supersedes "Events of Default" in the accompanying prospectus.

    You will have special rights if an Event of Default occurs in respect of the Notes and is not cured, as described below.

    WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" in respect of the Notes means any of the following:

    - we do not pay the principal of or any premium on a Note on its due date;

    - we do not pay interest on a Note within 30 days of its due date;

    - we do not deposit any sinking fund payment in respect of a Note on its due date;

    - we remain in breach of a covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or the holders of 25% of the principal amount of the Notes; or

    - we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

    The Trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders of the Notes.

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the Trustee or the holders of 25% in principal amount of the Notes may, upon notice to us and, if applicable, the Trustee, declare the entire principal amount of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the Notes.

    Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or Event of Default.

    Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

    - you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

    - the holders of 25% in principal amount of all outstanding Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

    - the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

    - the holders of a majority in principal amount of the Notes must not have given the Trustee a direction inconsistent with the above notice.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.

    Holders of a majority in principal amount of the Notes may waive any past defaults other than (1) the payment of principal, any premium, interest or any related additional amounts or (2) in respect of a covenant that cannot be modified or amended without the consent of each holder.

    IF YOUR NOTES ARE HELD FOR YOU BY A BANK OR BROKERAGE FIRM, YOU SHOULD CONSULT SUCH BANK OR BROKERAGE FIRM FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

    Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

DEFEASANCE

    The defeasance and covenant defeasance provisions of the Indenture described under the caption "Description of Debt Securities--Defeasance of Debt Securities or Certain Covenants in Certain Circumstances" in the accompanying prospectus will apply.

FORM OF NOTES

    The Notes will be represented by a global note in registered form, without coupons, issued to The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. (DTC's nominee) or such other name as may be requested by an authorized representative of DTC. See "Description of Debt Securities--Global Securities" in the accompanying prospectus. DTC will act as securities depositary for the Notes.

    Because DTC can only act on behalf of its direct participants, which in turn act on behalf of indirect participants, the ability of an owner of a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2001, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as representative, the following principal amounts of the Notes:

                        UNDERWRITER                           PRINCIPAL AMOUNT
                        -----------                           ----------------
Credit Suisse First Boston Corporation......................       $
Chase Securities Inc........................................
Banc of America Securities LLC..............................
Salomon Smith Barney Inc....................................
                                                                   ------
      Total.................................................       $
                                                                   ======

    The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

    The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group
members at that price less a concession of       % of the principal amount per
Note. The underwriters and selling group members may allow a discount of       %
of such principal amount per Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative.

    We estimate that our out-of-pocket expenses for this offering will be approximately $329,000.

    The Notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the Notes. However, they are not obligated to do so and may discontinue making a secondary market for the Notes at any time without notice. No assurance can be given as to how liquid the trading market for the Notes will be.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 (the "Securities Act"), or contribute to payments which the underwriters may be required to make in respect thereof.

    The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

    Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

    The underwriters and/or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to us in the ordinary course of business for which the underwriters and/or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses. Affiliates of Credit Suisse First Boston Corporation, Banc of America Securities LLC and Salomon Smith Barney Inc. are among the lenders under our $275 million Multicurrency Credit Agreement (the "Multicurrency Credit Agreement") dated as of September 29, 1993, as amended and restated as of December 13, 2000. We are in compliance in all material respects with the terms of the Multicurrency Credit Agreement. The decision of the underwriters to distribute the Notes was made independent of their respective affiliates that are lenders under the Multicurrency Credit Agreement, which lenders had no involvement in determining whether or when to distribute the Notes under this offering or the terms of this offering. The underwriters will not receive any benefit from us in connection with this offering other than their respective portion of the underwriting discounts and commissions as paid by us.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing the Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Notes to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for the Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL OPINIONS

    The legality of the Notes offered hereby will be passed on for Ecolab Inc. by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. The legality of the Notes will be passed on for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    Our consolidated financial statements and related financial statement schedule, which are included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on financial statements and financial statement schedules that we issue at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3 in reliance upon their reports and said authority.

    With respect to unaudited interim financial information incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3, PricewaterhouseCoopers LLP has reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their separate reports, incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the Registration Statement prepared or certified by the independent accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The combined financial statements and related financial statement schedule of Henkel-Ecolab as of and for the years ended November 30, 1999 and 1998, which are included in Ecolab's Annual Report on Form 10-K for the year ended
December 31, 1999, and incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3, have been audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung

Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's report given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft examines and reports on the financial statements and financial statement schedules of Henkel-Ecolab issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3 in reliance upon their reports and said authority.

    The combined financial statements and related financial statement schedule of Henkel-Ecolab as of and for the year ended November 30, 1997, which are included in Ecolab's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated by reference in this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                  $200,000,000

                                     [LOGO]

                                  ECOLAB INC.

                                DEBT SECURITIES

                               ------------------

    Ecolab Inc. (the "Company") may offer from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities") at an aggregate initial offering price of not more than $200,000,000 (or the equivalent in foreign currency or composite currencies). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus (each a "Prospectus Supplement"). The Company may sell Debt Securities to or through underwriters to be designated from time to time and may also sell Debt Securities directly to other purchasers or through agents or broker dealers. See "Plan of Distribution."

    The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies, denomination, maturity, rate or rates of interest (or the method of calculating the interest rate), dates for payment of interest, if any, terms for redemption at the option of the Company or the Holder (as defined under "Certain Definitions" below), terms for sinking fund payments, if any, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents and any other terms in connection with the offering and sale of the Debt Securities with respect to which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Debt Securities (as defined below) covered by such Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

               The date of this Prospectus is November 18, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices located at 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site that contains reports, proxy and information statements and other information. The web site address is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission, at prescribed rates.

    Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more nearly complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed by the Company with the Commission under the Exchange Act, are incorporated in this Prospectus by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (2) The Company's Current Report on Form 8-K dated February 24, 1996.

    (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such documents should be directed to Ecolab Inc., Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102-1390, Attention: Corporate Secretary (telephone (612) 293-2233).

                                  THE COMPANY

    Ecolab Inc., incorporated in Delaware, is engaged in the development and marketing of premium products and services for institutional and industrial markets. The Company provides cleaning, sanitizing, pest elimination, water treatment and maintenance products, systems and services to a variety of industries including hotels and restaurants, food service, health care and educational facilities, commercial and institutional laundries, light industry, dairy plants and farms, and food and beverage processors. In addition, the Company and Henkel KGaA of Dusseldorf, Germany, each have a 50% economic interest in a joint venture (the Henkel-Ecolab Joint Venture) which operates institutional and industrial cleaning and sanitizing businesses in Europe.

    The Company's principal executive offices are located at Ecolab Center, 370
N. Wabasha Street, St. Paul, Minnesota 55102-1390, and its telephone number is
(612) 293-2233.

                                USE OF PROCEEDS

    Except as otherwise set forth in the Prospectus Supplement, the net proceeds to the Company from the sale of the Debt Securities offered hereby will be added to the working capital of the Company and will be available for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

         SIX MONTHS ENDED                                   FISCAL YEAR ENDED DECEMBER 31,
----------------------------------         ----------------------------------------------------------------
JUNE 30, 1996       JUNE 30, 1995            1995          1994          1993          1992          1991
--------------      --------------         --------      --------      --------      --------      --------
   5.50                  6.13                6.68          5.79          4.02          2.79          2.90

    The ratios of earnings to fixed charges were computed by dividing earnings before fixed charges by the fixed charges. Earnings consist of income before income taxes and before equity in earnings of the Henkel-Ecolab Joint Venture, plus fixed charges. Fixed charges consist of interest expense, plus the estimated interest portion of rent expense.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The specific terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Offered Debt Securities are to be issued in one or more series under an Indenture dated as of November 1, 1996, as amended and supplemented (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). A copy of the Indenture is an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including definitions of certain terms contained in the Indenture. Particular sections or defined terms of the Indenture referred to herein are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture. Section numbers set forth below refer to provisions of the Indenture.

GENERAL

    The Debt Securities (and, in the case of Bearer Securities, any Coupons appertaining thereto) will be unsecured obligations of the Company and will rank equally and PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company, PROVIDED that such other unsecured and unsubordinated indebtedness may contain covenants, events of default or other provisions which are different from or which are not contained in the Debt Securities.

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 2.3)

    Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms thereof: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will be payable, which date or dates may be fixed or extendible; (4) the rate or rates per annum, which may be fixed or variable (or the method of calculating such rate), at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (5) the times at which any such interest will be payable; (6) the date, if any, after which and the price or prices at which such Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder and any other terms and provisions of such optional or mandatory redemptions;
(7) the obligation, if any, of the Company to redeem, repay or purchase such Securities pursuant to any sinking fund (or analogous provision) or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the currency in which, and the other terms and conditions upon which, such Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) if the Offered Debt Securities are Original Issue Discount Securities, the amount (or the method of calculating such amount) of principal payable upon acceleration of such Offered Debt Securities following an Event of Default; (9) whether the Offered Debt Securities are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether Coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities having the same terms and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made; (10) the coin or currency, which may be a composite currency such as the ECU, in which payment of the principal of and interest on the Offered Debt Securities will be made if other than the coin or currency of the United States; (11) any provisions enabling the Company or Holders of Offered Debt Securities to elect to make or receive payments of the principal of or interest on the Offered Debt Securities in a coin or currency other than that in which the Offered Debt Securities are stated to be payable; (12) the manner in which the amount of payments of principal of or interest on the Offered Debt Securities is to be determined if such determination is to be made with reference to an index; (13) the right of the Company to defease the Offered Debt Securities or certain covenants under the Indenture; (14) whether the Offered Debt Securities will be issued in whole or in part in temporary or permanent global form and, if so, the initial Depositary with respect to such Global Security; (15) if a temporary Global Security is to be issued with respect to the Offered Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Offered Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Offered Debt Securities having the same terms; (16) any addition to, or modification or deletion of, any Event of Default or any covenant specified in the Indenture with respect to the Offered Debt Securities; (17) the Person to whom any interest on the Offered Debt Securities is payable, if other than the registered Holder thereof, or the manner in which any interest is payable on a Bearer Security if other than upon presentation of the Coupons; (18) whether and under what circumstances the Company will pay additional interest on the Offered Debt Securities held by a Non-U.S. Person in respect of any tax assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional interest; and (19) any other terms of the Offered Debt Securities. (Section 2.3)

    Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and interest on the Registered Securities will be payable, and the Registered Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee in the City and State of New York or, in the case of Bearer Securities, at the principal London office of the applicable Trustee; PROVIDED that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 2.3, 2.8 and 3.2)

    If Bearer Securities are issued, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Offered Debt Securities and to payment on and transfer and exchange of such Offered Debt Securities will be described in the applicable Prospectus Supplement. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

    Debt Securities may be sold at a substantial discount below their principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Special United States federal income tax considerations applicable to any such Debt Securities, or to Debt Securities which are denominated in a currency or currency unit other than United States dollars, will be set forth in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

    Debt Securities of a series may be issuable as individual securities in registered form without Coupons ("Registered Securities") or in bearer form with or without Coupons attached ("Bearer Securities") or as one or more global securities in registered form (each a "Global Security"). Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only (i) as Registered Securities in denominations of $1,000 and integral multiples thereof or (ii) as Bearer Securities in denominations of $1,000 or $5,000 and integral multiples thereof. (Sections 2.3 and 2.7)

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Registered Securities of each series will be exchangeable for other Registered Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 2.8) In addition, if Debt Securities of any series are issuable as both Registered Securities and as

Bearer Securities, at the option of the Holder, subject to the terms of the Indenture, Bearer Securities (accompanied by all unmatured Coupons, except as provided below, and all matured Coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like tenor and aggregate principal amount. Unless otherwise indicated in the applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the Coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such Coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 2.8)

    Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Sections 2.8 and 3.2)

    If the Company redeems, in whole or in part, the Debt Securities of any series (or of any series and specified tenor), the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 Business Days before the first publication of the relevant notice of redemption or, if Registered Securities are Outstanding and there is no publication, the day of mailing of a notice of redemption or exchange of any such Debt Security selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Registered Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Registered Security being redeemed in part or (iii) exchange any Bearer Security called for redemption, except to exchange any Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption. (Section 2.8)

GLOBAL SECURITIES

    The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be issued to and registered in the name of the depositary (the "Depositary") identified in the Prospectus Supplement, or its nominee, relating to such Series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, such Global Security may not be transferred except as a whole by the Depositary to its nominee or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or nominee of such successor Depositary. (Section 2.8)

    The specific terms of the depositary arrangement with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

    Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with the Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary or its nominee is the registered owner of a Global Security, such registered owner will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

    Payments of principal of and interest, if any, on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects the Depositary or its nominee, immediately upon receipt of any payment of principal or interest in respect of a Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the sole responsibility of such Participants. The Company has no control over the practices of the Depositary or the Participants, and there can be no assurance that these practices will not be changed.

    If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. Further, if there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to any series of Debt Securities represented by a Global Security, such Global Security shall be exchangeable for individual Debt Securities of such series. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to a physical delivery of individual Debt

Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to U.S. Persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below) or a U.S. Person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to U.S. Persons (other than a Qualifying Branch of a United States Financial Institution or a U.S. Person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is a Non-U.S. Person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

    Bearer Securities and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any U.S. Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Section 2.1) Under Sections 165(j) and 1287(a) of the Code, Holders that are U.S. Persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Registered Security on any Interest Payment Date will be made to the Person in whose name such Registered Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 2.15)

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and interest on the Registered Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register or may be made by wire transfer of immediately available funds to an account designated by the Holder. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States. Unless otherwise indicated in the applicable Prospectus Supplement, a Paying Agent designated by the Company and located in the Borough of Manhattan, the City of New York, will act as Paying Agent for payments with respect to Debt Securities of each series. All Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if the Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a

Paying Agent in each Place of Payment for the Debt Securities of a particular series and, if Debt Securities of a series include Bearer Securities, the Company will be required to maintain (i) a Paying Agent in New York, New York, for payments with respect to any Registered Securities of the series and (ii) a Paying Agent in a city located outside the United States where Bearer Securities of such series and any related Coupons may be presented and surrendered for payment (including any city in which such agency is required to be maintained under the rules of any stock exchange on which the Debt Securities of such series are listed). (Section 3.2)

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, any payment of interest on any Bearer Securities will be made only against surrender of the Coupon relating to such interest installment.

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on any Debt Security which remain unclaimed at the end of one year after such principal or interest has become due and payable will be repaid to the Company upon request, and the Holder of such Debt Security or any Coupon thereafter may look only to the Company for payment thereof. (Section 10.4)

RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    Certain of the restrictive provisions of the Indenture are applicable to the Company and its Restricted Subsidiaries and do not apply to Unrestricted Subsidiaries. The assets and liabilities of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets under the Indenture.

    "Unrestricted Subsidiaries" are defined as (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary. In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property (as defined under "Certain Definitions" below) of, the Company or any Restricted Subsidiary of the Company; PROVIDED that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less. "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. The term "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances (not dependent upon the happening of a contingency) has the voting power to elect a majority of the Board of Directors of such corporation. (Section 1.1)

    Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt (as defined below) of a Restricted Subsidiary to an Unrestricted Subsidiary. (Section 3.9)

    An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages (as defined below) which would otherwise be subject to the restrictions described under "Certain Covenants of the Company--Restrictions on Liens" and the Attributable Debt (as defined under "Certain Definitions" below) in respect of all Sale and Leaseback Transactions pursuant to clause (2) under "Certain Covenants of the Company--Restrictions on Sale and Leaseback Transactions") in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets (as defined under "Certain Definitions" below). (Section 3.10)

CERTAIN COVENANTS OF THE COMPANY

    RESTRICTIONS ON LIENS. Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, the Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) under "Certain Covenants of the Company--Restrictions on Sale and Leaseback Transactions" in existence at such time would not exceed 15% of the Consolidated Net Tangible Assets of the Company. The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (1) mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary, PROVIDED that such mortgages are not incurred in anticipation of such entity's becoming a Restricted Subsidiary; (2) mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (3) mortgages to secure Debt owing to the Company or to a Restricted Subsidiary; (4) mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of Debt Securities of such series then outstanding; (5) mortgages on Operating Property, shares of stock or Debt of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, PROVIDED that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (6) mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or (7) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (1) through (6), PROVIDED, HOWEVER, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement. (Section 3.7)

    RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. Unless otherwise provided in the Prospectus Supplement with respect to any series of Debt Securities, Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and either (1) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through
(7) of the paragraph under the caption "--Restrictions on Liens" herein, without equally and ratably securing the Debt Securities, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property, (2) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the paragraph under the caption "--Restrictions on Liens" herein) which do not equally and ratably secure the Debt Securities, would not exceed 15% of Consolidated Net Tangible Assets of the Company or (3) the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to (a) retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) Debt Securities or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the Debt Securities) having a Stated Maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or (b) purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction); PROVIDED that the amount to be so applied pursuant to clause (3) will be reduced by the principal amount of Debt Securities delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation. (Section 3.8)

CERTAIN DEFINITIONS

    "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). (Section 1.1)

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders prior to the time as of which "Consolidated Net Tangible Assets" shall be determined. For purposes of this definition, the Company's investment (excluding the goodwill portion thereof) in the Henkel-Ecolab Joint Venture, which is not a Subsidiary of the Company, shall be deemed to be an asset of the Company. (Section 1.1)

    "Holder" means (a) a Person in whose name a Debt Security is registered in the Security Register and (b) in the case of any Bearer Security, the bearer of such Debt Security and, when used with any Coupon, means the bearer thereof. (Section 1.1)

    "Operating Property" means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated, located within the United States or in Canada and owned and operated now or hereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Net Tangible

Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 1.1)

    "principal" of a Security means principal amount of, and, unless the context indicates otherwise, includes any premium payable on the Security. (Section 1.1)

    "United States" means the United States of America (any state thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico). (Section 1.1)

    "U.S. Person" means a citizen or resident of the United States, a corporation, partnership, joint venture, limited liability company, association, joint-stock company, unincorporated organization or other entity or government or any agency or political subdivision thereof created or organized in or under the United States, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. (Section 1.1)

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any particular provisions relating to such Offered Debt Securities, including any additional restrictive covenants that may be included in the terms thereof.

    Unless otherwise indicated in a Prospectus Supplement, the covenants described above and in the Offered Debt Securities would not necessarily afford Holders of the Offered Debt Securities protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

MERGER AND CONSOLIDATION

    The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or sell or convey all or substantially all its properties and assets as an entirety to any Person, PROVIDED that in any such case (1) the successor corporation, if other than the Company, shall be a domestic corporation and such corporation shall assume by supplemental indenture the Company's obligations under the Indenture and the Debt Securities and any Coupons issued thereunder and (2) immediately after such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. Upon compliance with these provisions by a successor corporation in connection with a consolidation with or merger of the Company into, or conveyance, transfer or lease to, such successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the Debt Securities. Notwithstanding the foregoing clause (2), the Company may merge or consolidate any Restricted Subsidiary into or with the Company or any other direct or indirect wholly-owned Restricted Subsidiary of the Company. (Sections
9.1 and 9.2)

EVENTS OF DEFAULT

    The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (1) default for 30 days in any payment of interest on such series or of any related Coupon when due; (2) default in any payment of principal of such series when due either at maturity, upon redemption, by declaration or otherwise (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than three (3) Business Days beyond the date on which such payment is due);
(3) default in the payment of any sinking fund installment with respect to such series when due either at maturity, upon redemption, by declaration or otherwise (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than three (3) Business Days beyond the date on which such payment is due); (4) default for 90 days after appropriate notice in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of Debt Securities other than that series); (5) certain events in bankruptcy, insolvency or reorganization; or (6) any other Event of Default provided with respect to Debt Securities of that series. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal of and interest on such series (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of that series) to be immediately due and payable PROVIDED, HOWEVER, that with respect to Events of Default with respect to clauses (4) and (6) involving all series of Outstanding Debt Securities, only the Trustee or the Holders of not less than 25% of all such series voting as a single class may declare the principal of and interest on such Debt Securities immediately due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay principal of or interest or any sinking fund installment on such Debt Security or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each Outstanding Debt Security of the series affected. (Sections 5.1 and 5.2)

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture requires the Company to file annually with the Trustee an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 3.5) The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of the Debt Securities of any series, transmit by mail (or give by publication for Bearer Securities) to all Holders of Debt Securities and Coupons of such series notice of any default known to the Trustee, unless such default shall have been cured or waived; PROVIDED that the Trustee may withhold notice to the Holders of Debt Securities and Coupons of such series of any default (except in payment of principal or interest or any sinking fund installment) if it considers it in the interest of the Holders of Debt Securities and Coupons of such series to do so. (Section 5.14)

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be, under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the Holders of the Debt Securities and Coupons of such series unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.1 and 6.2) Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. However, the Indenture provides that the Trustee need not take any action which would be unduly prejudicial to the Holders not joining such direction. (Sections 5.12)

    No Holder of any Debt Security or any Coupon of any series thereunder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, (3) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within 60 days of such notice, request and offer of indemnity and (4) the Trustee shall have failed to institute such proceeding within that 60-day period. (Section 5.8) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 5.9)

MODIFICATION AND WAIVER

    Modification and amendments of the Indenture or any supplemental indenture or the rights of the Holders of such Debt Securities may be made by the Company and the Trustee with the consent of the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest payable on, any Debt Security; (2) reduce the principal amount of, the rate of interest on, or any premium payable on redemption of any Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration; (3) change the place or currency of payment of principal of or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity thereof; (5) limit the Company's obligation to maintain a Paying Agent outside the United States for Bearer Securities; (6) limit the obligation of the Company to redeem certain Bearer Securities if certain events occur involving United States information reporting requirements; or (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 8.2)

    Unless otherwise provided in the Prospectus Supplement, the Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 3.12)

    The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the Holders of Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes.

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    The Indenture provides that the Company may defease and be discharged from any and all obligations (except as otherwise described in (a) below) with respect to the Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

    In addition, the Indenture provides that with respect to each series of Debt Securities, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series (except for the obligations to register the transfer or exchange of the Debt Securities of such series and of Coupons appertaining thereto, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities of such series and of Coupons appertaining thereto, to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) or (b) to be released from the restrictions described under "Certain Covenants of the Company" and "Merger and Consolidation" and to the extent specified in connection with the issuance of such series of Debt Securities, other covenants applicable to such series of Debt Securities ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of such Indenture. (Sections 10.1 and 10.2)

    The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of Debt Securities, and any such modification will be described in the applicable Prospectus Supplement.

NOTICES

    Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily morning newspaper of general circulation in the city or cities specified in the Prospects Supplement relating to such Bearer Security. (Section 11.4)

GOVERNING LAW

    The Indenture, the Debt Securities and any related Coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 11.8)

CONCERNING THE TRUSTEE

    The First National Bank of Chicago is the Trustee under the Indenture. In the ordinary course of its business, affiliates of the Trustee have engaged and may in the future engage in commercial banking transactions with the Company and its affiliates.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities (i) to or through underwriters or dealers;
(ii) directly to one or more other purchasers; (iii) through agents; or
(iv) through a combination of any such methods of sale.

    Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such Debt Securities. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If any underwriters are utilized in the sale of any Debt Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement relating to such Debt Securities, which will be used by the underwriters to make resales of such Debt Securities. Any underwriters will acquire Debt Securities for their own account and may resell such Debt Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby. If any underwriters are utilized in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities, if any are purchased. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If a dealer is utilized in the sale of any Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such compensation received by such underwriters or agents from the Company will be described in the Prospectus Supplement. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The Company may also offer and sell Debt Securities in exchange for other outstanding Debt.

    If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as agents of the Company to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such Contract will not be subject to any conditions except that (i) the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) the Company shall have sold, and delivery shall have taken place, to the underwriters named in the Prospectus Supplement, such part of the Debt Securities as is to be sold to them. The dealers and such other persons will not have any responsibility in respect of the validity or performance of such Contracts.

    The Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters and agents will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

    Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in foreign currency exchange rates. These risks may vary depending upon the currency or currencies involved. These risks will be more fully described in the Prospectus Supplement relating thereto.

                          VALIDITY OF DEBT SECURITIES

    The validity of the Debt Securities offered hereby is being passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

    The consolidated financial statements and related supplemental financial statement schedule of the Company, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein and in the Registration Statement by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants. Such financial statements and financial statement schedule are incorporated herein and in the Registration Statement by reference in reliance upon the reports of Coopers & Lybrand L.L.P. given upon the authority of that firm as experts in accounting and auditing. To the extent that Coopers & Lybrand L.L.P. audits and reports on the financial statements and related supplemental financial statement schedule of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their reports and said authority.

    With respect to unaudited interim financial information incorporated herein and in the Registration Statement by reference, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for review of such information. However, their separate reports, incorporated herein and in the Registration Statement by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports are not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meanings of Sections 7 and 11 of the Securities Act.

    In addition, the combined financial statements and financial statement schedule of the Henkel-Ecolab Joint Venture, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein and in the Registration Statement by reference, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, independent accountants. Such combined financial statements and financial statement schedule are incorporated herein and in the Registration Statement by reference in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft given upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft audits and reports on the financial statements of the Henkel-Ecolab Joint Venture issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their reports and said authority.

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